SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 24, 2008

MISSION COMMUNITY BANCORP

(Exact name of registrant as specified in its charter)

California	333-12892	77-0559736
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee Identification No.)

581 Higuera Street, San Luis Obispo, CA 93401
(Address of principal executive offices)
(Zip code)

(805) 782-5000
(Registrant’s telephone number including area code)

(Former name or former address, if changed since last report) Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On January 24, 2008 Mission Community Bancorp (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with Carpenter Fund Manager GP, LLC, (the “Manager”).           The Manager serves as General Partner of the Carpenter Community BancFund, L.P. (the “Fund”).

Pursuant to the Agreement the Manager has agreed to cause the Fund to purchase an aggregate of 333,334 shares of the Company’s authorized but unissued shares of stock for a purchase price of $18.00 per share, or an aggregate purchase price of approximately $6 million. The Agreement contemplates that the shares will be purchased in two separate closings. At the first closing, the Fund will purchase a number of shares in a best efforts public offering of up to 597,000 shares of the Company’s common stock at a price of $18.00 per share which is currently being conducted and which is scheduled to close on or before February 15, 2008 (the “Offering”) that is equivalent to 9.8% of the Company’s common stock projected to be outstanding upon consummation of the Offering. The balance of the 333,334 shares of the Company’s common stock will be purchased by the Fund, subject to receipt of all required regulatory approvals, in a private placement that will close following the receipt of all required regulatory approvals and the fulfillment of all other conditions precedent to closing set forth in the Agreement, which second closing is expected to occur in the second quarter of 2008.

Pursuant to the Agreement, the Company has agreed, prior to the second closing, to increase the size of its Board to appoint as a director one person nominated by the Fund, and to continue to nominate one person designated by the Fund for election to the Board of Directors so long as the Fund continues to own at least ten percent of the outstanding common stock of the Company.

In addition, the Company has granted the Fund “piggyback registration” rights on customary terms and conditions. The Company has also granted the Fund demand registration rights on customary terms and conditions that may be exercised by the Fund after a period of years and for a limited amount of time.

The Fund has granted the Company a right of first refusal to repurchase its own shares in the event the Fund seeks to sell any of its shares to a single investor or group of investors in a transaction or series of related transactions involving five percent or more of the total issued and outstanding common stock of the Company.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description

99.1	Press Release dated January 24, 2008

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 24, 2008		MISSION COMMUNITY BANCORP

	By:	/s/ Anita M. Robinson
Anita M. Robinson, President and Chief
Executive Officer

Exhibit Index

Exhibit No.	Exhibit Title

99.1	Press Release dated January 24, 2008